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                                                                    Exhibit 99.2
    [bioscrip LOGO]

BioScrip Acquires Intravenous Therapy Services; Establishes West Coast Platform for Specialty Infusion Operations; BioScrip Increases Existing Credit Facility to $65 million

Elmsford, NY - March 2, 2006 - BioScrip, Inc. (NASDAQ: BIOS) today announced that it has acquired Intravenous Therapy Services ("ITS"), a specialty infusion company located in Burbank, California. In addition, the Company announced that it has increased its existing revolving credit facility with HFG Healthco-4 LLC, the Company's primary lender, to $65 million.

Brian J. Reagan, Executive Vice President of BioScrip's Infusion division commented, "This transaction complements our strategic objective of expanding BioScrip's infusion operations nationally. The addition of ITS enhances our ability to service infusion patients on both the East and West coasts. ITS has cultivated an excellent reputation with prestigious California-based healthcare payors and has grown significantly by focusing on the needs of patients, payors, prescribers, nurses and other healthcare professionals."

The purchase price consists of approximately $13 million in cash, plus a potential earn-out payment contingent on ITS achieving certain future financial performance benchmarks. ITS currently generates approximately $9 million in annual revenue. BioScrip expects ITS to be only marginally accretive to the Company's earnings per share in calendar 2006 as a result of increased investment to support ITS's sales growth and market expansion. Immediately after the purchase, ITS will operate under the name "BioScrip Infusion Services" as a part of the Company's infusion division.

Marcel Sassola, III, R.Ph., President and CEO of Intravenous Therapy Services, stated, "We are pleased to join a progressive, patient focused company with a nationwide reach. BioScrip has access to innovative, infusible drugs which will enhance the level of care we can deliver and further solidifies our commitment to our patients and customers for the long term." Mr. Sassola will continue to run ITS's business and operations after the acquisition.

At the time of the acquisition, BioScrip also increased its existing revolving credit facility with HFG Healthco-4 LLC, a subsidiary of Healthcare Finance Group and the Company's primary lender, from $45 million to $65 million. The Company had sufficient borrowing capacity to acquire ITS under the terms of the existing facility; however the Company believed that increasing the line afforded it more flexibility to accommodate working capital needs and other potential strategic opportunities.

Richard H. Friedman, BioScrip Executive Chairman noted, "We are pleased that HFG has been a strong partner to us over the years and recognizes our strategic vision and growth potential."

About BioScrip, Inc.

BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs that enhance the quality of patient life. We focus our products and services in two core areas:
Specialty medication distribution and clinical management services, both nationally and community-based and Pharmacy Benefit Management services. Our specialty medication distribution capabilities include condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as HIV/AIDS, Cancer, Infusion IVIG, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, and Transplantation. Our complete pharmacy benefit management programs include customized benefit plan design, pharmacy network management and sophisticated reporting capabilities that deliver improved clinical and economic outcomes. In addition, we have 31 community pharmacy locations in 26 major metropolitan markets across the U.S., providing nationwide access and clinical management capabilities in a high-touch community-based environment.

Forward Looking Statements

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

CONTACT:  BioScrip, Inc.
Barry A. Posner,
914-460-1638 (NY direct line)
952-979-3750 (MN direct line)
bposner@bioscrip.com
or
Investor Relations
The Global Consulting Group
Rachel Levine, 646-284-9439
rlevine@hfgcg.com

SOURCE: BioScrip, Inc.